February 10, 2014



Securities and Exchange Commission
100 F Street
Washington, D.C.  20549


	This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of
1934 and is in satisfaction of Item (c) of Part II of Form
12b-25.

	We are the independent auditors of the Compass
EMP Funds Trust (the "Registrant"). The Registrant has stated in Part III of filing Form 12-25 that it is unable to timely file, without unreasonable effort or expense, its Form N-SAR for the year ended November 30, 2013.

	We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25. We are unable to complete our audits of the Registrant's financial statements and furnish the required report on internal control for a timely filing as management needs additional time to prepare financial statements that reflect consolidation of majority controlled subsidiary investment companies.





		BBD, LLP